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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          Fiscal Year Ended December 31,
                                     --------------------------------------------------------------------------
                                          1997            1998         1999          2000            2001
                                     --------------   ------------  ---------     ----------   ----------------
   Pretax income/(loss)                  $23,340.0      $18,491.0   $39,626.0     $492,192.0   ($444,026.0)(1)

   Fixed Charges:
              Interest expense                  --             --          --             --            $109.0
              Rent expense(2)               $384.0         $513.0      $623.0         $792.0          $1,069.0
              -------------------------------------------------------------------------------------------------
              Total fixed charges           $384.0         $513.0      $623.0         $792.0          $1,178.0

   Earnings before income taxes          $23,724.0      $19,004.0   $40,249.0     $492,984.0      ($442,848.0)
   plus fixed charges

   Ratio of earnings to fixed                61.8x          37.0x       64.7x         622.7x                --
   charges(3)

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(1)  Adjusted for equity income in joint venture of $2.1 million.

(2) Portion of rent expense under operating leases deemed by us to be representative of the interest factor.

(3) The ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which includes interest expense plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus amortization of debt issuance costs. We would have to generate additional earnings of $444.0 million for the year ended December 31, 2001 to achieve a ratio of 1:1.